AG Mortgage Investment Trust, Inc. Provides Updates as of March 27, 2020.

NEW YORK -- (BUSINESS WIRE) - March 27, 2020 -AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) announced today that it is providing updates on several matters pertaining to the Company.

Update on Agency MBS Portfolio

In an effort to prudently manage its portfolio through unprecedented market volatility and preserve long-term stockholder value, on March 23, 2020 the Company completed the sale of the Company’s portfolio (the “Agency Portfolio”) of residential mortgage-backed securities issued or guaranteed by a U.S. government-sponsored entity (“Agency MBS”). After satisfaction of an aggregate of approximately $880 million of repurchase financing obligations with respect to the Agency Portfolio, the transaction netted the Company approximately $38 million of cash proceeds through T+0 settlement. After giving effect to the sale of the Agency Portfolio, the Company no longer owns any whole pool Agency MBS and as of close of business on March 27, 2020, the Company has approximately $78 million of cash and cash equivalents on hand.

Update on Financing Arrangements

On March 24, 2020, the Company received written notices from certain affiliates of Royal Bank of Canada (“RBC”) alleging that events of default had occurred with respect to various financing agreements. The Company disputes RBC’s notices of events of default and filed a suit in federal district court in New York describing the wrongful conduct by RBC and seeking both to enjoin RBC from selling the Company’s collateral securities as well as damages. The Company has also received notifications from several additional financing counterparties of alleged events of default under their financing agreements, and of certain of those counterparties’ intentions to accelerate the Company’s and such subsidiaries’ performance obligations under the relevant agreements.

Under the terms of the applicable financing arrangements, if the Company fails to deliver additional collateral or otherwise meet margin calls when due, the financing counterparties may demand immediate payment by the Company of the aggregate outstanding financing obligations owed to such counterparties, and if such financing obligations are not paid, may sell the securities and apply the proceeds to the Company’s financing obligations and/or take ownership of the securities securing the Company’s financing obligations. The Company may also be liable for a shortfall if the proceeds from such sale or value of such securities is less than the relevant financing obligation.

As previously announced, on Monday, March 23, 2020, the Company notified its financing counterparties that it was not in a position to fund the margin calls it received on March 23, 2020, and that the Company did not expect to be in a position to fund the anticipated volume of future margin calls under its financing arrangements in the near term as a result of market disruptions created by the COVID-19 pandemic.

Since March 23, 2020, the Company and several of its subsidiaries have received notifications from several financing counterparties of alleged events of default under their financing agreements, and of certain of those counterparties’ intentions to accelerate the Company’s and such subsidiaries’ performance obligations under the relevant agreements. The Company and its subsidiaries have disputed certain of those notices. However, in the event of a default under one or more of those agreements, financial and other obligations under such agreements, and in some cases the Company’s obligations as a guarantor, may be accelerated and the counterparties may take ownership of the securities pledged to secure the financing obligations by the Company or its subsidiaries. Certain counterparties have informed the Company that they have sold the securities pledged to secure the financing obligations. The Company and its subsidiaries also may be subject to penalties under those agreements and may suffer cross-default claims from its other lenders.

The Company continues to engage in discussions with its financing counterparties with regard to entering into forbearance agreements pursuant to which each counterparty would agree to forbear from exercising its rights and remedies with respect to an event of default under the applicable financing arrangement for an agreed-upon period. The Company cannot predict whether its financing counterparties will enter into a forbearance agreement, the timing of any such agreement, or the terms thereof.

Update on Dividends

On March 27, 2020, the Company announced that the Board has approved a suspension of the Company’s quarterly dividends on the Company’s common stock, the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock, the Company’s 8.00% Series B Cumulative Redeemable Preferred Stock, and the Company’s 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, beginning with the common dividends that normally would have been declared in March 2020 and the preferred dividends that would have been declared in May 2020. The Board’s decision reflects the Company’s continuing focus on conserving capital and improving its liquidity position during the current market volatility.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to the Company’s outstanding indebtedness and the status of our ongoing discussions with our financing counterparties, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results and outcomes could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in default rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities, Excess MSRs and loans, our ability to predict and control costs, conditions in the real estate market, legislative and regulatory changes that could adversely affect the business of the Company and the ongoing spread and economic effects of the novel coronavirus (COVID-19). Additional information concerning these and other risk factors are contained in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/. All information in this press release is as of March 27, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Source: AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc.
Investor Relations
(212) 692-2110
ir@agmit.com